UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2016 (December 7, 2016)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant's Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of December 7, 2016, Chembio Diagnostics, Inc. ("Chembio"), Avijit Roy and Magentiren Vajuram (the "Sellers"), and RVR Diagnostics Sdn Bhd, a Malaysia corporation ("RVR"), entered into the Amended And Restated Stock Purchase Agreement (the "Amended SPA"), which amended and restated in its entirety the Stock Purchase Agreement (the "Original SPA"), dated as of November 4, 2016 between and among the same parties.  The original SPA was reported in Chembio's Form 8-K filed with the SEC on November 9, 2016.  Both the Original SPA and the Amended SPA provide for Chembio to acquire all the stock and any other equity interests in RVR from the Sellers.  The following were the primary changes resulting from the Amended SPA:

(i)
Closing of the transaction will involve the issuance of restricted common stock of Chembio, with restrictive legends pursuant to the Securities Act of 1933 printed on the stock certificates.  Closing of the transaction will not require the prior filing of a registration statement, and will occur shortly after the other closing conditions have been satisfied.  A registration statement registering the resale by Messrs. Roy and Vajurem of the Chembio restricted shares received in the transaction will be filed with the SEC as soon as practicable after closing.  (The Original SPA required that a registration statement registering the issuance of the shares to Messrs. Roy and Vajurem become effective with the SEC prior to closing.); and

(ii)
The purchase price for the Chembio shares shall be calculated as the volume weighted average trading price ("VWAP") for the 15-day trading period ending three business days prior to the signing of the Amended SPA.  This 15-day period ending three business days prior to the December 7, 2016 signing of the Amended SPA has expired, and the 15-day VWAP is $6.87.

Chembio and RVR also are parties to agreements entered into in 2013 and 2014 that grant exclusive distribution rights to RVR in certain countries in Asia and that enable RVR to manufacture certain Chembio products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 13, 2016                                Chembio Diagnostics, Inc.

By:  /s/ John J. Sperzel III
John J. Sperzel III
Chief Executive Officer